Exhibit 13.5
 Press Release

For Immediate Release

TRUE LEAF MEDICINE INTERNATIONAL LTD.
ANNOUNCES REGULATION A+ OFFERING

Vancouver (March 1, 2017) - True Leaf Medicine International Ltd. (CSE: MJ) has filed an offering statement with the Securities and Exchange Commission to conduct a $3 million Regulation A+ securities offering in the United States and Canada. The net proceeds of this offering will be used primarily to advance True Leaf’s pet product business and conduct research on cannabis for pets.

Utilizing Regulation A+, True Leaf plans to make its securities available to friends, customers, distributors, vendors, fans and new fans who may not otherwise qualify as accredited investors. True Leaf has the opportunity to grow at a rapid pace over the next two years if it has the funding in place. The company wants to share its growth story with everyone and ensure that its future success benefits more than just a few.

"We considered crowdfunding the development of a new True Leaf Pet product line, but for us it just didn’t feel right if the people backing our growth couldn't also have the chance to benefit from equity," said True Leaf CEO Darcy Bomford.

 "Regulation A+ allows us to advertise and reach out to everyone who may have an interest in our products and business," he said. It is similar to a pre-sale or perk crowdfunding campaign offered on platforms like Kickstarter or Indiegogo, but also allows us to offer participants equity in our company and the knowledge that some of the funds are directed towards research on cannabis for pets. Our core customers are animal lovers who want the best for their companions. We would love them to become investors and share our journey."

True Leaf is the first Canadian company listed on a stock exchange to use Regulation A+ since it was adopted in June of 2015. Regulation A+ allows issuers to raise up to US$50 million in a 12-month period. Investors are not required to be accredited but must receive an offering circular that has been qualified by the Securities and Exchange Commission. True Leaf will not become a US reporting issuer as a result of using Regulation A+. True Leaf’s securities sold in the offering will not be subject to a hold period in the United States.

About True Leaf:

True Leaf Medicine International Ltd., through its wholly-owned subsidiary ‘True Leaf Pet’, has entered the $104.9 billion global pet care industry with a line of hemp-focused pet chews and supplements marketed through natural pet health and veterinary channels in Canada, the United States and Europe. The company has also filed an application under Health Canada’s Access to Cannabis for Medical Purposes Regulations (ACMPR) to become a Canadian licensed producer through its ‘True Leaf Medicine’

subsidiary. It has passed through the preliminary and enhanced screening process of Health Canada’s review and is currently awaiting security clearance and ‘pre-licensing inspection’ approval.

Testing the Water:

True Leaf plans to test the waters to gauge market demand for its proposed Regulation A+ offering prior to qualification of its offering statement by the SEC. No money or other consideration is being solicited, and if sent in response to any solicitation, it will not be accepted. No offer to buy the securities can be accepted and no part of the purchase price can be received until an offering statement on Form 1-A is qualified, and any such offer may be withdrawn or revoked, without obligation or commitment of any kind, at any time before notice of its acceptance is given after the qualification date. Any person's indication of interest involves no obligation or commitment of any kind. You may obtain a copy of our offering circular on the SEC website at:

https://www.sec.gov/Archives/edgar/data/1698370/000169837017000003/tlsuccess02172017.htm

You should read the offering circular before making any investment.

Forward Looking Information:

This press release contains forward-looking statements. The use of any of the words "anticipate", "continue", "estimate", "expect", "may", "will", "project", "should", "believe" and similar expressions are intended to identify forward-looking statements. Although the Company believes that the expectations and assumptions on which the forward-looking statements are based are reasonable, undue reliance should not be placed on the forward-looking statements because the Company can give no assurance that they will prove to be correct. Since forward-looking statements address future events and conditions, by their very nature they involve inherent risks and uncertainties. These statements speak only as of the date of this press release. Actual results could differ materially from those currently anticipated due to a number of factors and risks various risk factors discussed in the Company's Management's Discussion and Analysis under the Company's profile on www.sedar.com. While the Company may elect to, it does not undertake to update this information at any particular time.

www.trueleaf.com

Media Contact:

Paul Sullivan
BreakThrough Communications

p.sullivan@breakthroughpr.com
O: 604-685-4742
M: 604-603-7358

Investor Contact:

Kevin Bottomley
Director and Corporate Relations
kevin@trueleaf.com
M: 778-389-9933